BOBERNCO, INC.
                        (A DEVELOPMENT STAGE COMPANY)

                             FINANCIAL STATEMENTS
                                June 30, 1998
                              December 31, 1997
                              December 31, 1996

                              TABLE OF CONTENTS

INDEPENDENT AUDITORS' REPORT                       1

ASSETS                                             2

LIABILITIES AND STOCKHOLDERS' EQUITY               3

STATEMENT OF OPERATIONS                            4

STATEMENT OF STOCKHOLDERS' EQUITY                  5

STATEMENT OF CASH FLOWS                            6

NOTES TO FINANCIAL STATEMENTS                      7-10

                            BARRY L. FRIEDMAN, PC.
                         CERTIFIED PUBLIC ACCOUNTANT

1582 TULITA DRIVE
                                                      OFFICE (702) 361-8414
LAS VEGAS, NEVADA 89123                              FAX NO. (702) 896-0278

                         INDEPENDENT AUDITORS' REPORT

Board of Directors                                             March 22, 1999
Bobernco, Inc.
Costa Mesa, California

I have audited the accompanying Balance Sheets of Bobernco, Inc.,(A Development Stage Company), as of June 30, 1998, December 31, 1997, and December 31, 1996, and the related statements of operations, stockholders' equity and cash flows for period January 1, 1998, to June 30, 1998, and the two years ended December 31, 1997, and December 31, 1996. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Bobernco, Inc., (A Development Stage Company), as of June 30, 1998, December 31, 1997, and December 31, 1996, and the results of its operations and cash flows for the period January 1, 1998, to June 30, 1998, and the two years ended December 31, 1997, and December 31, 1996, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note #3 to the financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters are also described in Note #3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/   Barry L. Friedman
Barry L Friedman
Certified Public Accountant

                                BOBERNCO, INC.
                        (A Development Stage Company)

                                BALANCE SHEET

                                    ASSETS

                             June               December              December
                             30, 1998           31, 1997              31, 1996

CURRENT ASSETS:              $        0        $     0               $   0
     TOTAL CURRENT ASSETS    $        0        $     0               $   0

OTHER ASSETS:
 Organization Costs (Net)    $      44         $   68                $  116
     TOTAL OTHER ASSETS      $      44         $   68                $  116
     TOTAL ASSETS            $      44         $   68                $  116
























        See accompanying notes to financial statements & audit report

                                BOBERNCO, INC.
                        (A Development Stage Company)

                                BALANCE SHEET

                     LIABILITIES AND STOCKHOLDERS' EQUITY


                                    June               December               December
                                    30, 1998           31, 1997               31, 1996
CURRENT LIABILITIES:
   Officers Advances (Note#6)       $  1,250           $      0               $     0

  TOTAL CURRENT LIABILITIES         $  1,250           $      0               $     0

STOCKHOLDERS' EQUITY: (Note 1)

   Common stock par value, $.001
   authorized 50,000,000 shares
   issued and outstanding at
   December 31, 1996-3,000,000 shs                                             $ 3,000
   December 31, 1997-3,000,000 shs                     $ 3,000
   June 30, 1998-6,000,000 shares   $  6,000

   Additional paid in Capital         -3,000                  0                      0

   Accumulated loss                   -4,206            -2,932                  - 2,884

  TOTAL STOCKHOLDERS' EQUITY        $ -1,206           $    68                 $    116

 TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY                 $   44           $    68                 $    116








        See accompanying notes to financial statements & audit report

                                BOBERNCO, INC.
                        (A Development Stage Company)

                           STATEMENT OF OPERATIONS

                               Jan. 1,    Year       Year       May 17, 1994
                               1998 to   Ended      Ended        (inception)
                               Jun. 30, Dec. 31,   Dec. 31,     to Jun. 30,
                                1998      1997      1996            1998
INCOME:
 Revenue                       $    0    $    0    $    0        $    0

EXPENSES:
 General, Selling
 and Administrative            $  450    $    0    $    0        $  3,210
 Accounting                       800         0         0             800
 Amortization                      24        48        48             196

   Total Expenses             $ 1,274    $   48    $   48        $  4,206

Net Profit/Loss(-)            $-1,274    $ - 48    $ - 48        $- 4,206

Net Profit/Loss(-)
per weighted
share (Note 1)               $ -.0002    $  NIL    $  NIL        $ -.0007

Weighted average
number of common
shares outstanding         6,000,00    6,000,000 6,000,000     6,000,000









        See accompanying notes to financial statements & audit report

                                BOBERNCO, INC.
                        (A Development Stage Company)

                 STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                          Additional  Accumu-
                                         Common Stock       paid-in    lated
                                      Shares      Amount    capital   Deficit
Balance,
December 31, 1995                    3,000,000    $ 3,000 $    0      $- 2,836

Net loss year ended
December 31, 1996                                                         - 48


Balance,
December 31, 1996                    3,000,000    $ 3,000 $   0       $- 2,884

Net loss year ended
December 31, 1997                                                         - 48

Balance,
December 31, 1997                    3,000,000    $ 3,000 $   0       $- 2,932

March 30, 1998
Forward stock
split 2:1                            3,000,000     +3,000 - 3,000

Net loss,
January 1, 1998
to June 30, 1998                                                        - 1,274

Balance,
June 30, 1998                        6,000,000    $ 6,000 $- 3,000     $- 4,206





        See accompanying notes to financial statements & audit report

                                BOBERNCO, INC.
                        (A Development Stage Company)

                           STATEMENT OF CASH FLOWS

                                      Jan. 1,      Year        Year     May 17, 1995
                                      1998, to    Ended        Ended    (inception)
                                      Jun. 30,   Dec. 31,     Dec. 31,   to Jun. 30,
                                       1998        1997         1996        1998
Cash Flows from
Operating Activities:
 Net Loss                          $ - 1,274     $   - 48     $  - 48    $- 4,206
 Adjustment to
 reconcile net loss
 to net cash
 provided by operating
 activities
 Amortization                          +24           +48         +48        +196

Changes in assets and
liabilities:
 Organization Costs                                                         -240
 Increase in current
 liabilities:                         +1,250          0           0       +1,250

Net cash used in
operating activities              $      0      $      0      $   0     - 3,000

Cash Flows from
investing activities                     0             0          0          0

Cash Flows from
 Financing Activities:
 Issuance of common
 Stock for cash                          0             0          0      +3,000

Net increase (decrease)
in cash                           $      0      $      0      $   0     $     0

Cash,
beginning of period                      0            0           0           0

Cash,
end of period                     $      0      $     0       $  0       $  0



        See accompanying notes to financial statements & audit report

                                BOBERNCO, INC.

                        (A Development Stage Company)

                        NOTES TO FINANCIAL STATEMENTS
           June 30, 1998, December 31, 1997, and December 31, 1996

NOTE 1 - HISTORY AND ORGANIZATION OF THE COMPANY

The Company was organized May 17, 1994, under the laws of the State of Nevada, as Bobernco, Inc. The Company currently has no operations and, in accordance with SFAS #7, is considered a development stage company.

On May 24, 1994, the company issued 3,000,000 shares of $.001 par value common stock for $ 3,000. in cash.

NOTE 2 - ACCOUNTING POLICIES AND PROCEDURES

Accounting policies and procedures have not been determined except as follows:

1. The Company uses the accrual method of accounting.

2. Earnings per share is computed using the weighted average number of common shares outstanding.

3. The Company has not yet adopted any policy regarding payment of dividends. No dividends have been paid since inception.

4. Organization costs of $ 240.00 are being amortized over a 60 month period commencing may 17, 1994, to May 16, 1999.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no current source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital through a merger with an existing operating company.

NOTE 4 - WARRANTS AND OPTIONS

There are no warrants or options outstanding to acquire any additional shares of common stock.

                                BOBERNCO, INC.
                        (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS CONTINUED
           June 30, 1998, December 31, 1997, and December 31, 1996

NOTE 5 - RELATED PARTY TRANSACTION

The Company neither owns or leases any real or personal property. Office services are provided without charge by a director. Such costs are immaterial to the financial statements and, accordingly, have not been reflected therein. The officers and directors of the Company are involved in other business activities and may, in the future, in other business opportunities. If a specific business opportunity becomes available, such persons may face a conflict in selecting between the Company and their other business interests. The Company has not formulated a policy for the resolution of such conflicts.

NOTE 6 - OFFICERS ADVANCES

While the Company is seeking additional capital through a merger with an existing operating company, an officer of the Company has advanced funds on behalf of the Company to pay for any costs incurred by it. These funds are interest free.

NOTE 7 - SUBSEQUENT EVENTS (UNAUDITED)

MERGER

Pursuant to an Agreement and Plan of Reorganization dated August 31, 1998, the Company completed a merger with Gentel Communications ("Gentel"). Under the terms of the tax-free reorganization and merger, the Company issued 8,986,950 of its shares to the shareholders of Gentel. As a result, the separate corporate existence of Gentel ceased and the Company continued as the surviving corporation. The directors and officers of Gentel immediately prior to the merger became the directors and officers of the Company, which subsequently changed its corporate name to GTC Telecom Corp.

STOCK ISSUANCES

On July 21, 1998, Gentel issued a confidential private placement memorandum offering of 500,000 shares of common stock at $1.00 per share. After the merger (described above), this offering was amended to become an offering of the Company. Per an amendment dated January 29, 1999, the maximum offering was increased to 1,500,000 shares.The Company was able to raise approximately $1,397,000, net of issuance costs paid for brokers and finder's fees, from the offering.

                                BOBERNCO, INC.
                        (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS CONTINUED
           June 30, 1998, December 31, 1997, and December 31, 1996

STOCK FOR SERVICES

In August 1998, the Company issued 11,000 restricted shares of common stock, with a fair market value of $0.475 per share, to two employees of the Company in lieu of salary.

Pursuant to various agreements subsequent to June 30, 1998, the Company agreed to issue a total of 12,300 shares of common stock and 7,000 shares of restricted common stock at $1.00 per share and 3,750 restricted shares of common stock at one-third of the issue date's bid price per share for legal services rendered.

On November 19, 1998, the Company entered into an Investment Banking Agreement with Transglobal Capital Corporation ("TCC"), a licensed NASD broker. Pursuant to the agreement, TCC will provide consulting services and assist the Company with raising capital. The agreement, provides for the Company to compensate TCC with an initial fee of 50,000 shares of the Company's restricted common stock and a 13% commission on gross proceeds received. In addition, the Company agreed to issue TCC options to purchase a total of 600,000 shares of the Company's restricted common stock, at an exercise price of $0.01 per share, when certain financing benchmarks are obtained, as defined , with each option having a five-year life. As of the date of our report, all 600,000 options have been granted pursuant to the agreement. The difference between the exercise price and the fair market value of the restricted common stock will be charged against additional paid-in capital.

Pursuant to an agreement dated November 30, 1998, the Company issued 50,000 restricted shares of common stock, with a fair market value of $1.00 per share, for rent.

Pursuant to an agreement dated January 13, 1999, the Company issued 30,000 restricted shares of common stock, with a fair market value of $1.00 per share, for legal services rendered.

In March 1999, the Company issued options to purchase 25,000 shares of restricted stock, at a price of $1.00 per share, for advertising.

STOCK OPTIONS AND WARRANTS

Subsequent to June 30, 1998, the Company entered into various employment agreements wherein the Company has agreed to supplement compensation to certain key employees in the form of stock options. Pursuant to the agreements, the Company issued options to purchase 91,000 shares of restricted common stock at a price of $.01 per share and vesting over a period of one year from the date of grant. In addition, the Company issued options to purchase 254,000 shares of restricted common stock at a price ranging from $1.00 to $5.00 per share and vesting over a period of six months from the date of grant.

                                BOBERNCO, INC.
                        (A Development Stage Company)

                   NOTES TO FINANCIAL STATEMENTS CONTINUED
           June 30, 1998, December 31, 1997, and December 31, 1996

OPERATING AGREEMENTS

On June 17, 1998, Gentel entered into an agreement with The Michelson Group, Inc., ("Michelson"), whereby Michelson will perform corporate development services such as, but not limited to, selecting key employees, attracting capital investors, providing advice on stock option plans and maintaining an ongoing stock market support system. Pursuant to the agreement, the Company will pay Michelson a monthly fee in of $ 6,500. In addition, the company agrees to issue Michelson warrants to purchase that number of shares of common stock of the Company which would, upon exercise, result in Michelson holding 9.9% of the outstanding shares of the Company upon the completion of a proposed bridge financing. The agreement is effective through June 2000. Subsequent to June 30, 1998, in accordance with the tax-free reorganization and merger, all of the warrants were exercised into 1,135,000 restricted shares of common stock.

In August 1998, the Company entered into a three-year carrier contract with WorldCom, Inc. covering a potential volume purchase of $300,000 of long distance telephone time. The contract provides for a minimum monthly revenue commitment of $10,000 commencing March 1999.

On September 8, 1998, the Company entered into a agreement with a billing company who will provide processing services for customer billing and collections. In addition the billing company will provide financing opportunities through a third-party lender for amounts up to 70% of eligible accounts receivable, as defined.

On October 26, 1998, the Company entered into a agreement to become a licensed user of a telecommunications management and accounting software program. The agreement, which expires in October 2003, unless terminated by the Company, has a five-year renewal feature and provides for the Company to pay $1,425 per month.

On February 3, 1999, the Company entered into an agreement with an Internet Access Provider ("IAP") whereby the IAP will provide internet services for the Company. The agreement provides for a minimum monthly revenue commitment of $25,000 beginning September 1999. The Agreement shall continue for a period of three years and is automatically renewed for additional, successive one-year periods unless terminated by the Company.